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                                                                      Exhibit 22



                          SUBSIDIARIES OF THE COMPANY


                                         State or Country
Subsidiary                                of Incorporation
Oil-Dri Corporation of Georgia                Georgia

Oil-Dri Production Company                    Mississippi

Oil-Dri Transportation Company                Delaware

Oil-Dri, S.A                                  Switzerland

Favorite Products Company, Ltd.               Canada

Blue Mountain Production Co.                  Mississippi

Oil-Dri (U.K.) Limited                        United Kingdom

Ochlocknee Holding Co., S.A.                  Spain

Ochlocknee Mining Co., S.A.                   Spain

Oil-Dri Corporation of Nevada                 Nevada